Exhibit 21.1

ALLIANT ENERGY CORPORATION
SUBSIDIARIES OF THE REGISTRANT

The following are deemed to be significant subsidiaries of Alliant Energy Corporation as of December 31, 2019:

Name of Subsidiary	State of Incorporation

Interstate Power and Light Company	Iowa

Wisconsin Power and Light Company	Wisconsin